Exhibit 99.1

BROCADE CONTACTS

Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Investor Relations Robert Eggers Tel: 408-333-8797 reggers@brocade.com

Brocade Announces Preliminary Q3 FY2011 Results

Full Quarterly Results Available on August 18

SAN JOSE, Calif., August 5, 2011 — Brocade® (NASDAQ: BRCD) today announced preliminary financial results for its third fiscal quarter ended July 30, 2011. Brocade anticipates that it will generate quarterly revenue in the range of $500 million to $505 million, representing flat revenue year-over-year, and expected diluted earnings per share (EPS) of $0.08 to $0.09 on a non-GAAP basis. The company’s previous guidance for the third quarter was $540 million to $560 million for revenue and $0.10 to $0.11 for non-GAAP EPS.

Brocade anticipates that it will report $333 million to $336 million in revenue for its Storage business, including product and services, which is down 5% to 6% year-over-year. The lower revenue range for Storage reflects a reduction in the third quarter of approximately one-half week of Fibre Channel inventory held at the OEMs. In addition, the company experienced weaker-than-expected Storage end-user demand, which was down slightly from the previous quarter.

Brocade anticipates that it will report $167 million to $169 million in revenue for its Ethernet business, which is an increase of 12% to 13% year-over-year. The company’s Ethernet results were impacted by lower-than-expected Federal revenue as well as a softer-than-expected IT spending environment.

“In Q3, we grew revenue in our Ethernet business, however I am disappointed that we were not able to drive growth across all of our segments and geographies to meet our original expectations for the quarter,” said Michael Klayko, CEO of Brocade. “Despite strong economic headwinds that developed in the quarter, we continue to see progress and acceptance of our Ethernet product portfolio. We remain focused on our strategy outlined in our FY11 Playbook discussed at our 2010 Analyst Day. We will provide more details on our third quarter results as well as our plans to grow revenue and how we plan to manage expenses going forward at our earnings call on August 18.”

Brocade plans to report its full financial results and provide more details for its third quarter 2011 on Thursday, August 18, 2011, following the close of market. At 2:30 p.m. PT (5:30 p.m. ET) on August 18, Brocade will host a web cast conference call primarily devoted to Q&A. To access the web cast please go to www.brcd.com/events.cfm. A replay of the conference call will be available at www.brcd.com for approximately 12 months.

Preliminary Financial Information and Estimates

Preliminary
Q3 2011 Estimates
Total Revenue	$500M - $505M
Storage Business Revenue (Product + Services)	$333M - $336M
Ethernet Business Revenue (Product + Services)	$167M - $169M

Non-GAAP gross margin	61.0% - 62.0%
Non-GAAP operating expense as % of revenue	47.5% - 48.0%
Non-GAAP operating margin	13.0% - 14.5%

Headcount	4,772

Brocade

130 Holger Way, San Jose, CA. 95134

T. 408.333.8000 F. 408.333.8101

www.brocade.com

This press release contains non-GAAP financial measures, including non-GAAP diluted EPS, non-GAAP gross margin, non-GAAP operating expense as a percentage of revenue and non-GAAP operating margin. In evaluating Brocade’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management excludes certain gains or losses and benefits or costs in determining non-GAAP diluted EPS, non-GAAP gross margin, non-GAAP operating expense as a percentage of revenue and non-GAAP operating margin that are the result of infrequent events or arise outside the ordinary course of Brocade’s continuing operations. Management believes that it is appropriate to evaluate Brocade’s operating performance by excluding those items that are not indicative of ongoing operating results or limit comparability. Such items include: (i) provision or benefit from certain pre-acquisition litigation, (ii) legal fees associated with certain pre-acquisition litigation, (iii) legal fees associated with indemnification obligations and other related costs, net, (iv) acquisition and integration costs, (v) loss on sale of property, (vi) interest expense related to adoption of new standard relating to convertible debt instruments, and (vii) original issue discount and debt issuance costs of debt related to lenders that did not participate in refinancing. In addition, management also excludes the following non-cash charges in determining non-GAAP net income (i) stock-based compensation expense and (ii) amortization of purchased intangible assets.

Estimates of the third fiscal quarter ended July 30, 2011 GAAP results are not provided in this press release as the Company has not yet completed its accounting for the period. GAAP results will be presented at Brocade’s conference call to discuss its third quarter results scheduled for August 18, 2011.

Cautionary Statement

As the Company has not completed its quarter-end fiscal close and its analysis of the third fiscal quarter ended July 30, 2011, the results presented in this press release are estimated and preliminary, and, therefore, may change. In addition, this press release contains statements that are forward-looking in nature, including statements regarding Brocade’s financial results for the third quarter of fiscal year 2011, changes in inventory levels, end-user demand, economic conditions, Brocade’s Ethernet solutions, and business in the Federal sector. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, changes in IT spending levels in one or more of our target markets including the government and service provider sectors, and geographies, Brocade’s ability to continue to successfully innovate new products and services on a timely basis and achieve widespread market acceptance, and the effect of increasing market competition and changes in the industry. Certain of these and other risks are set forth in more detail in “Item 1A. Risk Factors” in Brocade’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011. Brocade does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise

About Brocade

Brocade (NASDAQ: BRCD) networking solutions help the world’s leading organizations transition smoothly to a world where applications and information reside anywhere. (www.brocade.com)

Brocade and the B-wing symbol are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.

©	2011 Brocade Communications Systems, Inc. All Rights Reserved.